Exhibit 99.2

RETRACTABLE TECHNOLOGIES, INC.

COMPENSATION AND BENEFITS COMMITTEE CHARTER

A.                                    PURPOSES OF THE COMMITTEE

The purposes of the Compensation and Benefits Committee of the Board of Directors (the “Committee”) of Retractable Technologies, Inc. (the “Company”) are to:  (1) discharge the Board of Directors’ responsibilities relating to the compensation of the Company’s executives and directors; (2) prepare, if necessary, an annual report on compensation to be included in the Company’s annual meeting proxy statement and such other reports on compensation that may be required; and (3) administer the Company’s equity and other incentive compensation plans in effect on the date hereof, as amended from time to time, and any additional plans adopted by the Company.

B.                                    COMPOSITION

1.                                       The Committee shall be comprised of no fewer than three members. Committee members shall be elected by the Board and may be replaced by the Board. Unless a chair is elected by the full Board, the members of the Committee may designate a chair by majority vote of the full Committee.

2.                                       The Committee shall consist entirely of “independent” members of the Board. “Independent” means a director who meets the NYSE Amex LLC (“AMEX”) definition of “independent”.  If a member of the Committee ceases to be independent, that member shall notify the Company immediately.

C.                                    POWERS, DUTIES, AND RESPONSIBILITIES

In fulfilling its duties and responsibilities under this Charter, the Committee shall, among other things:

1.                                       Review and approve corporate goals and objectives related to executive officer compensation. Specifically, the Committee shall approve corporate goals and objectives relevant to the Company’s Chief Executive Officer (“CEO”) compensation, and in light of such goals and objectives, evaluate the performance of the CEO and shall set compensation for the CEO.  In considering the appropriate compensation of the CEO, the Committee shall consider all material elements of his compensation as specified in Item 402(b) of Regulation S-K.

2.                                       Together with management review the performance of executive officers other than the CEO and set their compensation in accordance with established goals and objectives. In considering the appropriate compensation of executive officers, the Committee shall consider all material elements of compensation as specified in Item 402(b) of Regulation S-K.

3.                                       Review and evaluate an appropriate compensation program for members of the Board of Directors that will fairly compensate them for their service while seeking to align the interests of Board members with the long term interests of the Company and its stockholders. The Committee, from time to time, shall recommend the amount and form of directors’ compensation. In performing its duties, the Committee shall take into account the burdens on and obligations and commitments required of directors, the additional time commitments required in connection with service on and acting as Chair of certain committees, and the types and amounts of compensation paid to directors of other companies in the Company’s peer group.

4.                                       In the absence of action by the Board, serve as the grantor and administrator for the Company’s equity and other incentive compensation plans.

5.                                       Retain and terminate any outside compensation consultant and other advisors deemed necessary by the Committee as well as approve the fees charged by such consultants and advisors and other retention terms.

6.                                       Perform any other activities required by applicable law, rules or regulation, including the rules of the Securities and Exchange Commission and any stock exchange or market on which the Company’s securities may be listed from time to time, and perform such other activities that are consistent with this Charter, set forth in the Company’s Third Amended and Restated Bylaws, as they may be amended from time to time, and governing laws as the Committee or the Board of Directors deems necessary or appropriate.

7.                                       Report to the Board of Directors regarding its meetings.  The Committee shall also, if necessary, prepare a Compensation Committee Report (as defined by Item 407(e)(5) of Regulation S-K) to be included in the Company’s annual report after a review and discussion of the Company’s Compensation Discussion and Analysis with management and shall prepare such other reports as may be required.

8.                                       Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board.

D.                                    MEETINGS

The Committee shall meet periodically at the request of two-thirds of the members of the Board of Directors, or at the request of  management, and as often as it deems necessary or appropriate, in its judgment, either in person or in any other manner permitted by law and at such times and places as the Committee determines. The majority of the members of the Committee shall constitute a quorum.

The above constitutes the complete Compensation and Benefits Committee Charter of Retractable Technologies, Inc. effective as of December 20, 2009.

s/ Thomas J. Shaw
THOMAS J. SHAW
Chairman of the Board

ATTEST:

s/ Michele M. Larios
MICHELE M. LARIOS, Secretary